Exhibit 10.24
PROMISSORY NOTE

Loan Amount:	$ 500,000.00
Interest Rate:	7.5% per year
Date of Loan:	August 19, 2009
     For value received, OCZ TECHNOLOGY GROUP, INC., a Delaware corporation (the “Borrower”), promises to pay to THE RYAN PETERSEN AND SARITA NUNEZ BERNAL TRUST (the “Lender”) or his assignees, the Principal (defined below) and all accrued and unpaid interest thereon upon the terms and conditions under this Promissory Note (the “Note”).
1.	Principal Amount; Term. The principal sum of $500,000.00 (the “Principal”) under this Note, together with all accrued and unpaid interest thereon, shall be due and payable in accordance with a schedule of payments as set forth in Exhibit A attached hereto.
2.	Interest. Interest on the outstanding principal balance under this Note shall accrue at the rate of 7.5% per year.
3.	Prepayment. Prepayment of any amount of principal and interest may be made at any time without penalty.
4.	Acceleration of Due Date. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall, at the election of the Lender, become immediately due and payable upon the occurrence of any of the following, irrespective of the payment date set forth in Section 1 of this Note:
(a)	A failure to make any payment in full on the terms set forth in Section 1. above, and such failure remains uncured for a period of ten (10) days following written notice by the Lender to the Borrower.
(b)	If at any time the Borrower shall admit in writing its inability to pay debts as they become due, or shall make any assignment for the benefit of any creditors, or shall file a petition seeking any reorganization, arrangement, composition, readjustment or similar release under any present or future statute, law or regulation, or on the filing or commencement of any petition, action, case or proceeding, voluntary or involuntary, under any state or federal law regarding bankruptcy or insolvency.
5.	Collection Costs Borne by Borrower. If action is instituted to collect this Note, the Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action.
6.	Waiver. No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note. Any waiver
OCZ — Promissory Note (Ryan Petersen)                                        1

of any term of this Note must be made in writing and signed by the Lender. The Borrower hereby waives presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party.
7.	Maximum Interest Payable. All agreements between the Borrower and the Lender, whether now existing or subsequently arising and whether written or oral, are limited so that in no contingency, whether by reason of acceleration of the maturity of the Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the Lender exceed the maximum amount permissible under applicable law. If, for any reason, interest would otherwise be payable to the Lender in excess of the maximum lawful amount, the interest payable to the Lender shall be reduced to the maximum amount permitted under applicable law; and if for any reason the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal under this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal under the Note, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension) so that the interest for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Borrower and the Lender.
8.	Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document, if any, related to the loan evidenced by the Note, the terms of this Note shall prevail.
9.	Governing Law; Consent to Jurisdiction. This Note shall be governed by the laws of the State of California and shall be construed in accordance with such laws, irrespective of its choice of law principles. The Borrower specifically consents to the jurisdiction of the Superior Court located in Santa Clara County, California, or if that Court is unable to exercise jurisdiction for any reason, to the jurisdiction of the United States Northern District Court located in Santa Clara County, California, to resolve any dispute or claim of this Note.
[SIGNATURE PAGE FOLLOWS]
OCZ — Promissory Note (Ryan Petersen)                                        2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

OCZ Technology Group, Inc.
By:	/s/ Kerry T. Smith
Kerry T. Smith
Chief Financial Officer

OCZ — Promissory Note (Ryan Petersen)                                        Signature Page

Exhibit A
SCHEDULE OF PAYMENTS

Date	Interest	Principal	Payment Amount
09/19/09	$3,125.00	—	—
10/19/09	$3,125.00	—	—
11/19/09	$3,125.00	—	$9,375.00
12/19/09	$3,125.00	—	$3,125.00
01/19/10	$3,125.00	—	$3,125.00
02/19/10	$3,125.00	$250,000.00	$253,125.00
03/19/10	$1,562.50	—	$1,562.50
04/19/10	$1,562.50	—	$1,562.50
05/19/10	$1,562.50	—	$1,562.50
06/19/10	$1,562.50	—	$1,562.50
07/19/10	$1,562.50	—	$1,562.50
09/01/10	$2,187.50	$250,000.00	$252,187.50

TOTAL	$28,750.00	$500,000.00	$528,750.00

OCZ — Promissory Note (Ryan Petersen)                                        Exhibit A